Exhibit 18.1

March 9, 2023

Board of Directors
Gevo, Inc.
345 Inverness Drive South, Building C, Suite 310
Englewood, Colorado 80012

Dear Directors:

We are providing this letter solely for inclusion as an exhibit to Gevo, Inc. (the “Company”) Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as set forth in our report dated March 9, 2023. As stated in Note 9 to those financial statements, the Company changed its accounting policy covering the application of the practical expedient to not separate the lease and non-lease components of lease agreements under ASC 842, Leases. Under the new accounting policy, the Company will not elect the practical expedient and will account for lease components separately from non-lease components for the Company’s dairy lease asset class. Note 9 also states management’s belief that the newly adopted accounting principle is preferable in the circumstances because it provides the most useful and transparent financial information and improves comparability and consistency of financial information, resulting in improved financial reporting and alignment with financial information used internally by management.

With regard to the aforementioned accounting change, it should be understood that authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method and, in expressing our concurrence below, we have relied on management’s business planning and judgment and on management’s determination that this change in accounting principle is preferable.

Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that the newly adopted method of accounting is preferable in the Company’s circumstances.

Sincerely,

/s/ GRANT THORNTON LLP

Denver, Colorado